UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2006

WILLIS LEASE FINANCE CORPORATION

(Exact name of registrant as specified in charter)

Delaware	0-28774	68-0070656
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

2320 Marinship Way, Suite 300

Sausalito, California 94965

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code:      (415) 275-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 31, 2006, the registrant received notice from the NASDAQ Stock Market (“NASDAQ”) that the NASDAQ has determined that the registrant no longer complies with the audit committee requirements set forth in Marketplace Rule 4350 as a result of Glenn L. Hickerson’s departure from the registrant’s board and audit committee. The notice states that the NASDAQ is reviewing the registrant’s eligibility for continued listing on the NASDAQ and the NASDAQ has requested that the registrant provide its plan and timetable to achieve compliance with Marketplace Rule to the NASDAQ on or before June 15, 2006. The NASDAQ’s notice is not a notice of delisting.

The registrant’s board of directors scheduled a meeting to determine what actions to take in response to Mr. Hickerson’s departure and the election of Hans Jörg Hunziker to the registrant’s board in order to achieve compliance with Marketplace Rule 4350(d)(2)(A). The registrant intends to respond to the NASDAQ’s request for a plan and timetable on or prior to June 15, 2006.

On June 5, 2006, the registrant issued a press release announcing its receipt of the notice from the NASDAQ Staff. A copy of the registrant’s press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

The registrant hereby furnishes the following exhibits with this report:

Exhibit No.	Description
99.1	Press Release issued June 5, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 5, 2006

WILLIS LEASE FINANCE CORPORATION

By:	/s/ Robert M. Warwick
Robert M. Warwick
Executive Vice President and
Chief Financial Officer